Exhibit 99.1

INTCOMEX, INC. TO APPOINT JUAN CARLOS RIOJAS CHIEF FINANCIAL OFFICER

JOSE I. ORTEGA TO SERVE AS CHIEF ACCOUNTING OFFICER

Miami, Florida — May 13, 2013 — Intcomex, Inc. (Intcomex or the Company), the US-based value-added distributor of information technology products to Latin America and the Caribbean, today announced the appointment of Juan Carlos Riojas as the Company’s Chief Financial Officer, effective following the Company’s filing of its Quarterly Report on Form 10-Q with the SEC for the quarterly period ended March 31, 2013. The Company appoints Mr. Riojas as permanent successor to Jose I. Ortega, who has been serving as Interim Chief Financial Officer and Secretary of the Company since May 2012, while the Company conducted a search for a permanent replacement to its former Chief Financial Officer. The Company, today also announced the appointment of Jose I. Ortega, as the Company’s first Chief Accounting Officer, effective following the Company’s filing of its Quarterly Report on Form 10-Q with the SEC for the quarterly period ended March 31, 2013.

Mr. Riojas joins Intcomex’s executive management team, reporting directly to Michael Shalom, President and Chief Executive Officer. Mr. Riojas will oversee the Company’s financial and internal control activities, including financial planning and reporting, accounting, internal audit, investor relations, tax, treasury and risk management. The Company conducted an extensive search of qualified candidates and found Mr. Riojas’ qualification and background to be most in line with the needs and strategies of the Company.

Mr. Riojas, 45, is a seasoned financial management executive and has held several senior positions in industry leading companies including PepsiCo Inc. Most recently serving as the Chief Financial Officer of PepsiCo Foods Central America and Caribbean, Mr. Riojas joins Intcomex after spending 12 years with PepsiCo, holding various directorship positions leading financial planning, finance and strategic planning, mergers and acquisition and franchise operations. Prior to 2000, Mr. Riojas served as the Chief Financial Officer of Compañia Industrial de Parras, one of the world’s largest manufacturers of denim in México City, México. Prior thereto, Mr. Riojas held the positions of Vice President of Corporate Banking for Société Général in Dallas, Texas and Treasury and Investor Relations Manager for Coca-Cola FEMSA in México City, México. Mr. Riojas worked with Vectormex Incorporated as an investment banking analyst in Monterrey, México and an investment banking associate in New York, New York, upon completing his Bachelor of Arts degree in Economics from the Instituto Tecnológico de Monterrey in Monterrey, México.

“With solid experience and an impressive background in all areas of management and finance, and a career focused on Latin America, I am confident Juan Carlos will contribute significantly to driving our company’s business initiatives. Intcomex will benefit from his broad experience and leadership,” stated Intcomex’s President and Chief Executive Officer, Michael Shalom. “I am very excited that Juan Carlos has accepted to join us and I welcome him to our team. I believe that Juan Carlos is uniquely qualified to help us become even more efficient, further improve our ROI and drive investor value. I look forward to reaching new levels of success with his expertise,” continued Michael Shalom.

“I am excited to join Intcomex and its strong and dynamic management team. I look forward to contributing to this unique company with a differentiated approach to IT and mobile distribution in Latin America. Intcomex has a bright future ahead and I am greatly impressed with the past successes of the Company. I plan to leverage from my experience to lead the financial management of the company and forge ahead with the Intcomex team towards achieving its goals in the years to come,” said Mr. Riojas.

Mr. Riojas replaces Jose I. Ortega, 41, in his role as Interim Chief Financial Officer and Secretary of the Company since his appointment to the position in May 2012. In addition to his role as Chief Accounting Officer of the company, Mr. Ortega will continue to serve in his capacity, since joining the Company in May 2010, as Corporate Controller, and will lead all aspects of corporate accounting operations including the maintenance and enforcement of accounting policies and procedures and ensuring the accuracy and integrity of the Company’s financial data and reporting. Prior to joining the Company, Mr. Ortega held the positions of independent consultant from January to May 2010 and Vice President–Finance, Chief Financial Officer and Treasurer of Benihana, Inc. from September 2006 to January 2010. Mr. Ortega earned Bachelor of Science and Master of Science degrees in Accounting from Florida International University in Miami, Florida. Mr. Ortega is a certified public accountant licensed in the State of Florida.

About Intcomex:

Intcomex, a CVCI portfolio company, is a US-based value-added distributor of information technology products to Latin America and the Caribbean. Intcomex provides and distributes a wide range of products including computer, components, peripherals, software, computer systems, accessories, networking products, digital consumer electronics and mobile devices to more than 50,000 customers in 39 countries. Intcomex also delivers a unique set of services including training on new products, technical support, warranty services and assistance with customs, duties and taxes. Intcomex prides itself on its outstanding technical support areas, efficient shipping and receiving procedures and effective return-to-manufacturer authorization processes. The driving force behind Intcomex’s overall success is its commitment to fulfill the needs of its customers.

Contact:

Intcomex, Inc.

www.intcomex.com

Investor Relations

ir@intcomex.com

(305) 477-6230 Ext. 500888

or http://store.intcomex.com